Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

DATE:              March 31, 1997

PARTIES:          Zomax Optical Media, Inc.                          ("Zomax")
                  5353 Nathan Lane
                  Minneapolis, MN  55442
                  Facsimile Number (612) 553-0826

                  Jesse I. Aweida                                    ("Aweida")
                  4770 Baseline Road, Suite 390
                  Boulder, CO  80303
                  Facsimile Number (303) 499-0687


RECITALS:

     A. Aweida is the holder of all of the issued and outstanding capital stock of Benchmark Media Services, Inc. ("Benchmark").

     B. The parties mutually desire that Aweida sell to Zomax all of the issued and outstanding shares of capital stock of Benchmark upon the terms and subject to the conditions set forth in this Agreement

AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE 1.
                                   DEFINITIONS

The following words and phrases shall have the meanings set forth below:

         "Aweida" shall mean Jesse I. Aweida.

         "Benchmark" shall mean Benchmark Media Services, Inc.

         "Benchmark Shares" shall have the meaning ascribed to it in Section
          2.1 below.

         "Closing" shall have the meaning ascribed to it in Section 8.1 below.

         "Closing Date" shall mean the date of the Closing.

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         "Employee Plans" shall have the meaning ascribed to it in Section
         3.18(b) below.

         "ERISA" shall have the meaning ascribed to it in Section 3.18(b) below.

         "Inventory" shall have the meaning ascribed to it in Section 3.14 below.

         "Licenses and Permits" shall have the meaning ascribed to it in
         Section 3.15 below.

         "Patents" shall have the meaning ascribed to it in Section 3.12 below.

         "Personal  Property  Leases"  shall have the meaning  ascribed to it in
         Section 3.17 below.

         "Product  Liability  Claims"  shall have the meaning  ascribed to it in
         Section 3.22 below.

         "Revenues" shall have the meaning ascribed to it in Section 2.2(b).

         Technology"  shall have the  meaning  ascribed  to it in  Section  3.12 below.

         "Territory" shall have the meaning ascribed to it in Section 6.1(a) below

         "Trademarks" shall have the meaning ascribed to it in Section 3.11 below.

         "Zomax" shall mean Zomax Optical Media, Inc.


                                   ARTICLE 2.
                             PURCHASE OF THE SHARES

     2.1) Shares Purchased from Aweida. Subject to the terms and conditions hereof, Aweida hereby assigns, sells, transfers, conveys and delivers to Zomax all of the shares of capital stock of Benchmark, as listed on Exhibit 3.4 hereto (the " Benchmark Shares"), and Zomax hereby purchases the Benchmark Shares from Aweida.

     2.2) Purchase Price. The Purchase Price shall be the sum of the following amounts:

          (a) The sum of one dollar in cash in full payment for all the Benchmark Shares payable at Closing.

          (b) (i) Zomax will pay Aweida the following additional consideration based upon Benchmark's Revenues generated during calendar year 1997 from sales to the Benchmark customers as listed on Exhibit 2.2(b) hereto. For purposes

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               herein, Revenues shall mean the total invoice amount for products and services based upon services performed and shipments made prior to year end.

               Revenue Generated                       Additional Consideration
               less than $7.5 million                         $        0
               $7.5 - $8.5 million                            $  250,000
               $8.5 - $9.5 million                            $  500,000
               $9.5 - $11.0 million                           $  750,000
               $11.0 - $13.0 million                          $1,000,000
               more than $13.0 million                        $1,250,000

               (ii) During January, 1998, the Additional Consideration shall be computed as of December 31, 1997 in accordance with generally accepted accounting principles. The Additional Consideration will be paid in cash by Zomax to Aweida on February 1, 1998.

     2.3) Sales and Use Tax. Aweida shall be responsible for payment of any sales or use tax assessable with respect to the transactions herein.


                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                                    OF AWEIDA

     Aweida makes the following representations and warranties to Zomax with the intention that Zomax may rely upon the same. Aweida shall represent at the time of Closing that the following are true and correct in all respects.

     3.1) Organization. Benchmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct its business as currently conducted.

     3.2) Qualification. Benchmark is qualified to do business and in good standing as a foreign corporation in the States of Minnesota, Indiana and Florida and in all other states in which qualification is required by the nature of its business and in which the failure to so qualify would have a material adverse effect on Benchmark.

     3.3) Capitalization of Benchmark. The authorized capital of Benchmark consists of 8,000,000 shares of common stock, 720,000 shares of Series A Preferred Stock, 1,700,000 shares of Series B Preferred Stock and 1,580,000 shares of preferred stock for which no series has been designated. There are issued and outstanding 7,148,528 shares of Benchmark common stock, no shares of Series A Preferred Stock, no shares of Series B Preferred Stock and no other shares of capital stock. There are no outstanding rights, plans, options,

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warrants,  conversion  rights or agreements for the purchase or acquisition from
Benchmark of any shares of its capital stock, except as set forth on Exhibit 3.3 hereto.

     3.4) Title to Shares of Stock of Benchmark. Exhibit 3.4 hereto is a complete and correct list of the number of shares of all classes of stock of Benchmark owned by all shareholders of Benchmark. As of the closing, Aweida shall own one hundred percent of all classes of stock of Benchmark which is issued and outstanding, free and clear from all liens, claims and third party interests whatsoever. Aweida has all requisite power and authority (without consent or approval of any other person) to enter into and carry out his obligations under this Agreement.

     3.5) Subsidiaries,  Joint Ventures or Partnerships.  Except as disclosed in
Exhibit 3.5 hereto, Benchmark does not have any subsidiary, and Benchmark is not a shareholder, partner or joint venturer with any other person or legal entity. Any subsidiary disclosed in Exhibit 3.5 hereto is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth in Exhibit 3.5 hereto.

         3.6)     Financial Statements.

          (a) Financial Statements. Aweida has furnished Zomax a true and complete copy of Benchmark's balance sheets and statements of income for its fiscal year ended March of 1996 and have furnished updates thereof as of and for the period ending February 23, 1997 (collectively the "Financial Statements"). The Financial Statements have been, and any financial statements delivered to Zomax for subsequent periods will be, prepared in conformance with generally accepted accounting principles and procedures applied on a basis consistent with prior periods, and fairly present and will fairly present in all material respects the financial condition of Benchmark as of the represented dates thereof and the results of Benchmark's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

          (b) Benchmark's Books and Records. Benchmark's books of account and records (including customer order files, employment records and production and manufacturing records) are complete, true and correct in all material respects.

          (c) Absence of Undisclosed Liabilities. As of the date of the most recent Financial Statements there are not and as of March 28, 1997 there will not be any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) which in the aggregate exceed the sum of $25,000 or which individually exceed $5,000, that are not disclosed or fully reflected or reserved against on the Financial Statements or otherwise disclosed to Zomax on any Exhibit hereto.


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          (d)  No  Adverse  Changes.  Since  February  23,  1997,  there has not occurred or arisen (whether or not in the ordinary course of business): (i) any material adverse change in the financial condition, prospects, or operations of Benchmark, (ii) any change in Benchmark's accounting methods or practices, (iii) any sale or transfer of any asset or any amendment of any agreement of Benchmark except in the ordinary course of business, (iv) any loss of or damage to the assets of Benchmark due to abuse, misuse, fire or other casualty, (v) any labor trouble with any Benchmark employee, (vi) any reasonably foreseeable increase in operating costs of Benchmark not commensurate with increased production, (vii) any warranty or product liability claims or losses against Benchmark, or (viii) any other event or condition known or suspected by Aweida to have occurred or to exist which, singly or in the aggregate, materially and adversely affect or may affect Benchmark.

     3.7) Tax Reports, Returns and Payment.

          (a) Tax Reports and Returns. Except as disclosed in Exhibit 3.7(a) hereto, Benchmark has timely filed all federal and applicable state, local and foreign tax or assessment reports and returns of every kind required to be filed by Benchmark, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities. True and correct copies of the reports and returns filed by Benchmark during the last three tax years have been made available to Zomax. Where required, timely estimated payments or installment payments of tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto. During the three (3) years preceding the Closing Date, such income tax returns have not been subjected to any examination or audit by governmental authorities except as disclosed on Exhibit 3.7(a) hereto.

          (b) FIFO Inventory. Benchmark has prepared and duly filed its election to utilize FIFO basis inventory accounting under the Internal Revenue Code, and such election is in effect for its current fiscal year.

          (c) Tax Payments. Except as disclosed in Exhibit 3.7(c) hereto, the provisions for taxes shown in the Financial Statements are adequate to cover the aggregate liability of Benchmark as of the Closing Date for all taxes, duties and charges based on the income, purchases, sales, business, real estate ownership, capital stock or surplus, or assets of Benchmark; and Benchmark has incurred no liability for any income taxes for the period from February 28, 1997 through the Closing Date except those which arise in the ordinary course of business. No unexpired waivers executed by or with respect to the liability of

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               Benchmark  of the  statute  of  limitations  with  respect to any taxes,  duties  or  charges  are in  effect,  nor  has  Benchmark otherwise agreed to any extension of time with respect to an assessment of deficiency with respect to such taxes, duties or charges. Benchmark is not a party to any pending action or
               proceeding  by  any   governmental   agency  for   assessment  or
               collection  of  taxes,  and  no  claim,  proposed  assessment  or
               assessment   for  collection  of  taxes  have  been  asserted  or
               threatened against Benchmark; and Aweida and Benchmark are not aware of any reasonable grounds, any facts or any circumstances which would give rise thereto.

     3.8) Title to Assets. The assets of Benchmark reflected on the Financial Statements or listed on any Exhibit hereto constitute all property necessary for the conduct of the business of Benchmark as now conducted. Benchmark holds title to all such assets free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever, except as disclosed in Exhibit
3.8 hereto.

     3.9) Location of Assets. Except as set forth on Exhibit 3.9, all assets of Benchmark are located on the premises of Benchmark listed on Exhibit 3.16 hereto.

     3.10) Tangible Personal Property. Exhibit 3.10 hereto contains a list of all tangible property used by Benchmark in the conduct of its business as it is currently conducted. All tangible assets of Benchmark are in good repair and operating condition, except as stated in Exhibit 3.10 hereto.

     3.11) Trademarks. Exhibit 3.11 hereto contains a complete list of all tradenames, trademarks or service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications used by Benchmark in its business as currently conducted (the "Trademarks"). Benchmark has good title to, and the full and unrestricted right to use, the Trademarks, and the Trademarks are free and clear of all liens, charges, encumbrances, or third party claims or interests of any kind whatsoever. Except as disclosed in
Exhibit 3.11 hereto, the use of the Trademarks does not infringe on any rights of any other person or entity; the Trademarks are not licensed to or licensed from any other person or entity; and there have been no claims of any infringement regarding the Trademarks or Benchmark's use thereof.

     3.12) Patents and Technology. Exhibit 3.12 hereto contains a true and complete description of all of the domestic and foreign letters patent, patent applications and patent and know-how licenses used by Benchmark in its business as currently conducted ("Patents") and all technology, know-how, trade secrets, manufacturing processes, formulae, drawings, designs and computer programs related to or used or useful in the conduct of Benchmark's business as currently conducted and all documentary evidence thereof ("Technology"). Benchmark has good title to the Patents and Technology, and the full and unrestricted right to use the same. Such rights are free and clear of all liens, charges, encumbrances or third party claims or interests of any kind whatsoever. The nature of the inventions claimed in the

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Patents and the practice of the  Technology do not infringe on any rights of any other person or entity, and there have been no claims by any person of such infringement. None of such rights is licensed to or licensed from any other person or entity except as disclosed in Exhibit 3.12 hereto.

     3.13) Accounts Receivables. Except to the extent reserved against in the Financial Statements, or disclosed in Exhibit 3.13 hereto, all accounts receivable of Benchmark have been collected or are substantially current and will be collected within one hundred twenty (120) days after the Closing Date at the aggregate face amounts of such receivables recorded on Benchmark's books to the extent the total face amount thereof exceeds the allowance for doubtful accounts set forth in the Financial Statements. All such accounts, notes or other receivables are valid, legal, and binding obligations owing to Benchmark, enforceable against the parties to be charged, and, in the case of any note, in accordance with its terms, not subject to any defenses or set-offs.

     3.14) Inventory. The inventory, including raw materials, supplies, work in process and finished inventory as of February 23, 1997 ("Inventory") is described in Exhibit 3.14 hereto and represents the normal supplies and stock in trade of Benchmark. The Inventory is and will be, except and to the extent of the obsolescence reserve shown on Exhibit 3.14, good, merchantable and saleable in the ordinary course of business and is and will be of a quality, quantity and mix consistent with Benchmark's past business practices and the demands of its customers.

     3.15) Licenses and Permits. Benchmark possesses all necessary permits, licenses and approvals, governmental or otherwise, without which it could not conduct its business in its present form and at its present locations all of which are listed on Exhibit 3.15 hereto (the "Licenses and Permits"). All of the Licenses and Permits are valid and in good standing and Benchmark has not received any notice that the Licenses and Permits will lapse or be terminated by action of any governmental authority or otherwise. Except as disclosed in
Exhibit 3.15 hereto, all of the Licenses and Permits are freely assignable and transferable to Zomax and will continue to be in full force and effect after the Closing.

     3.16) Real Property. Exhibit 3.16 hereto is an accurate and complete list of all real property owned, leased or subject to option, or beneficially owned by Benchmark, or otherwise used by Benchmark in conducting its business, which list states the ownership status and a brief description of all buildings and structures located on such real property. Neither Benchmark nor Aweida has received any formal or informal notice of the initiation of any condemnation proceeding with respect to such real property, or offer of sale in lieu thereof.

     3.17) Leases. Exhibit 3.17 hereto contains an accurate and complete list of all leases of personal property related to or used in the operation of Benchmark's business (the "Personal Property Leases"). Benchmark has not breached, nor has it received in writing any claim or threat that it has breached, any of the terms or conditions of any of the Personal

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Property  Leases or any lease of real  property.  Except as set forth as Exhibit
3.16 hereto, each real property lease is in full force and effect and is not subject to any material default thereunder by any party obligated to Benchmark pursuant thereto. Benchmark has not received any notice of default under any of such leases and there is no event existing which, with notice or lapse of time, or both, would constitute a default under any such lease. There are no provisions of, or developments materially affecting, any of such leases which might prevent Benchmark from realizing the benefits thereof or which might prevent Zomax from realizing such benefits following completion of this transaction.

     3.18) Agreements, Contracts and Commitments.

          (a) Material Contracts. Exhibit 3.18(a) hereto contains an accurate and complete list as of March 28, 1997 of all agreements, contracts, leases and commitments to which Benchmark is a party and which involve more than $5,000 singly or $25,000 in the aggregate or which otherwise are material to the financial condition or operations of Benchmark and are not disclosed in the most recent Financial Statements or in any other Exhibit.

          (b) Employee Plans. Benchmark does not maintain any "Employee Plans" except as set forth in the employee policy manual attached to
               Exhibit 3.18(b) or as set forth on Exhibit 3.18(b) hereto. "Employee Plans" mean any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan" as defined in Section 3(l) of ERISA, whether or not any of the foregoing is funded, (i) to which Benchmark is a party or by which it is bound, or (ii) with respect to which Benchmark has made any payments or contributions may otherwise have any liability (including any such plan or other arrangement formerly maintained by Benchmark).

          (c)  Union and Employment Contracts and Other Employment Matters.

               (i) Except as set forth on Exhibit 3.18(c), Benchmark is not a party to any collective bargaining agreement or any other written employment agreement, nor is Benchmark a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay. Except as set forth on Exhibit 3.18(b), all of Benchmark's employee benefits are outlined in the employee manual attached as Exhibit 3.18(b).


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               (ii) Except as disclosed in Exhibit  3.18(c)  hereto,  during the last three (3) years Benchmark has experienced no work stoppages, walkouts or strikes or attempts by its employees to organize a union.

               (iii)Except as disclosed in Exhibit  3.18(c)  hereto,  there have been no employee or ex-employee lawsuits or claims, or any claims of unfair labor practices or the like, in the past three (3) years.

          (d) Breach. Except as disclosed in Exhibit 3.18(d) hereto, Benchmark has performed all obligations required to be performed by Benchmark to date under any material contract, commitment or arrangement of any kind to which Benchmark is a party or by which Benchmark is bound; and neither Benchmark nor any other party is in default under any material contract, commitment, or arrangement of any kind to which Benchmark is a party or by which Benchmark is bound. Except as disclosed in Exhibit 3.18(d) hereto, no event has occurred which after the giving of notice or the lapse of time or otherwise would constitute a default under, or result in a breach of by Benchmark or any other party, any contract, commitment, or arrangement to which Benchmark is a party or by which Benchmark is bound.

          (e) Copies of Contracts; Terms and Binding Effect. True, complete and correct copies of all written contracts, commitments, understandings, and other documents referred to in the Exhibits hereto have been delivered or made available to Zomax; there are no amendments to or modifications of, or agreements of the parties relating to, any such contracts, commitments, and understandings which have not been delivered to Zomax; and each such contract, commitment, or understanding, as amended, is considered valid and binding on the parties to it in accordance with its respective terms, and the transaction contemplated by this Agreement will not result in the violation or breach of any such material contract, commitment, or understanding.

     3.19) Contracts with Related Parties. Except as disclosed in Exhibit 3.19 hereto, there are no agreements or contracts between Benchmark and any of its employees, agents, officers, directors or shareholders.

     3.20) Predominant Customers. Except as disclosed in Exhibit 3.20 hereto, no single customer of Benchmark accounted for over five percent (5%) of Benchmark's revenues during the fiscal year ending prior to the date of this Agreement.

     3.21) Change In Customers. Except as disclosed in Exhibit 3.21 hereto, neither Benchmark nor Aweida have any information indicating that any significant customers intend to cease doing business with Benchmark or materially alter the amount of business they do with Benchmark.


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     3.22) Product Liability Claims.  All products which Benchmark has sold have been merchantable, free from material defects in material or workmanship, and suitable for the purpose for which they were sold. Since its inception, Benchmark has never received a claim based upon alleged breach of product warranty, strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from Benchmark's manufacture or sale of its products (hereafter collectively referred to as "Product Liability Claims"), any of which Product Liability Claims exceeds $5,000. All liability from any actual and potential Product Liability Claims, whether or not asserted on or before the Closing Date, are fully covered including all costs of defense and investigation, by Benchmark's product liability insurance policies. During the two (2) years prior to the Closing Date there have been no Product Liability Claims whatsoever received by Benchmark except as set forth in Exhibit 3.22 hereto, which Exhibit describes such claims and the disposition thereof. Neither Benchmark nor Aweida has any reasonable grounds to believe that future Product Liability Claims with respect to products of Benchmark sold prior to the Closing Date will be different from Benchmark's past experience with respect thereto as set forth herein.

     3.23) Insurance. Exhibit 3.23 hereto contains a complete list of all insurance policies maintained by Benchmark during the last three (3) years. Benchmark has not been refused any insurance coverage applied for or sought by Benchmark other than in the ordinary course of business.

     3.24) Litigation and Related Matters. Except as disclosed on Exhibit 3.24 hereto, there is no pending or threatened litigation, proceeding, or investigation (including any environmental, building or safety investigation) against Benchmark or Aweida, nor is Benchmark or Aweida subject to any existing judgment, order, decree, or other action affecting the operation of Benchmark's business or which would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement, or which would have a material adverse effect on Benchmark.

     3.25) Laws and Regulations. Benchmark has complied, and is in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to it, including, without limitation, any relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste pollution, nondiscrimination, health, safety, pensions, benefits, the production, processing, advertising or sale of products, trade regulation, antikickback, export licensing, antitrust, antiboycott, warranties, or control of foreign exchange; and Benchmark has not received any notice of any sort of alleged violation of any such statute, order, rule, regulation or requirement. Benchmark and the business it conducts conform in all material respects to all applicable zoning and building laws.

     3.26) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Aweida, nor compliance by Aweida with the terms and provisions of this Agreement, nor the consummation of the transactions contemplated by this Agreement will:

          (a) Conflict with or result in a breach of (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Benchmark, (ii) any judgment, order, decree or ruling to which Benchmark or Aweida is a party,
               (iii) any injunction of any court or governmental authority to which Benchmark or any of the Aweida is subject, or (iv) any agreement, contract or commitment which is material to the business of Benchmark or to Benchmark's financial condition; or

          (b) Except as disclosed in Exhibit 3.26(b) hereto, require the affirmative consent or approval of any third party.

     3.27) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Aweida in accordance with the terms hereof. Aweida is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

     3.28) Minute Books. The copies of the Articles of Incorporation of Benchmark and all amendments thereto, certified as of a recent date by the Secretary of State of Colorado, and of the Bylaws of Benchmark, certified by the Secretary or an Assistant Secretary of Benchmark, which have been delivered to Zomax are complete and correct. The minute books of Benchmark are complete and correctly reflect, in all material respects, all corporate actions of Benchmark taken at all meetings or through written action.

     3.29)  Completeness  of  Disclosures.   None  of  the   representations  or
warranties made by Aweida in this Agreement or the Exhibits hereto, and no written statement, certificate or Exhibit furnished or to be furnished by or on behalf of Aweida to Zomax or its agents pursuant hereto, or in connection with the transaction contemplated by this Agreement, contains any untrue statement of a material fact or omits any material fact the omission of which would be misleading. The Exhibits to this Agreement, where provided by or on behalf of Seller, completely and correctly present the information required by this Agreement to be set forth in them.


                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF ZOMAX

     Zomax makes the following representations and warranties to Aweida with the intention that Aweida may rely upon the same, and acknowledges that the same shall be true as of the Closing Date and shall survive the Closing of this transaction.

     4.1) Organization. Zomax is a corporation, duly organized, validly existing in good standing under the laws of the State of Minnesota and has all requisite power and authority, corporate and otherwise, to own its properties and conduct the business in which it is presently engaged.

     4.2) Corporate Authority. Zomax has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. Zomax has taken all requisite corporate action authorizing and empowering Zomax to enter into this Agreement and to consummate the transactions contemplated herein.

     4.3) Breaches of Contracts; Required Consents. Neither the execution and delivery of this Agreement by Zomax, nor compliance by Zomax with the terms and provisions of this Agreement, will:

          (a) Conflict with or result in a breach of: (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of Zomax, (ii) any judgment, order, decree or ruling to which Zomax is a party, (iii) any injunction of any court or governmental authority to which it is subject, or (iv) any agreement, contract or commitment listed on any Exhibit hereto and which is material to the financial condition of Zomax; or

          (b) Require the affirmative consent or approval of any third party which has not been obtained.

     4.4) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Zomax in accordance with the terms hereof. Zomax is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

     4.5) Financial Statements. The balance sheet of Zomax as of December 27, 1996, with the related statement of income, stockholders' equity, and changes in financial position for the period then ended and the notes to them which, among other things, are part of Zomax's Annual Report on Form 10-K for the year ended December 27, 1996 (collectively the "Financial Statements"), (i) are in accordance with the books and records of Zomax and (ii) (A) have been prepared in accordance with generally accepted accounting principles and procedures applied on a consistent basis (except as set forth in the notes to the Financial Statements and (B) present fairly the financial position of Seller as of the dates of the respective Financial Statements and the results of their operations for the periods covered by the Financial Statements.

                                   ARTICLE 5.
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

     5.1) Access to Information. During the period prior to the Closing, Aweida shall give to Zomax and its attorneys, accountants or other authorized representatives, full access to all of the property, books, contracts, commitments and records of Aweida and shall furnish to Zomax during such period all such information concerning the Business as Zomax reasonably may request.

     5.2) Restrictions. Except as disclosed in Exhibit 5.2, Aweida represents and warrants that since the date of the most recent Financial Statements and during the period from the date of this Agreement to the Closing Date, Benchmark has not and will not have (except as Zomax otherwise has consented in writing):

          (a) created or incurred any liability (absolute or contingent) except unsecured current liabilities incurred for other than money borrowed, renewals of existing borrowings, and liabilities under insurance and other contracts entered into in the ordinary course of business (and in compliance with this Agreement);

          (b) granted any new mortgage, pledge, or lien upon, or otherwise encumbered, any of the assets of the Business, tangible or intangible, except pursuant to Benchmark's existing working capital line of credit in the ordinary course of business;

          (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Financial Statements (including current installments of long-term debt shown on them), taxes, and current liabilities incurred since the date of this Agreement in the ordinary course of business;

          (d)  made  any   capital   expenditures   or  capital   additions   or
               betterments, which individually exceeded $5,000 in value;

          (e) sold or otherwise disposed of any of the assets of the Business, tangible or intangible, except inventory in the ordinary course of business at regular prices;

          (f) declared or paid any dividends or made any other distribution or payment on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any shares of Benchmark's capital stock;

          (g) made or become a party to any contract, commitment, or other arrangement or renewed, extended, amended, or modified any contract, commitment, or other arrangement which in any one case involved an amount in excess of $5,000, except in the ordinary course of business (and in compliance with this Agreement);

          (h) paid or agreed to pay, conditionally or otherwise, any bonus, additional compensation, pension, or severance pay to any of Benchmark's present or former directors or officers or to employees whose annual base compensation (including bonuses and commissions) exceeded $35,000, whether under any existing profit sharing, pension, or other plan or otherwise;

          (i) increased the rate of compensation (including salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement, or other similar payments) being paid at the date of this Agreement to any of Benchmark's present or former directors or officers or to employees whose annual base compensation (including bonuses and commissions) exceeded $35,000;

          (j) made or suffered any material change in the assets of the Business;

          (k) sold or otherwise disposed of any leases pertaining to the Business, or entered into any renewals or extensions of existing leases or entered into any new leases;

          (l) permitted any amendment or termination of any material contract, license, franchise or other agreement;

          (m) altered or revised its accounting principles, procedures, methods or practices;

          (n) removed, or permitted to be removed, from any building, facility or real property, any machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business (and in compliance with this Agreement);

          (o)  changed  its  credit  policy  as  to  sales  of   inventories  or
               collection of receivables;

          (p) granted or committed to grant any options, warrants or other rights to subscribe for or purchase or otherwise acquire any shares of Benchmark's capital stock or other securities or other ownership interests in Benchmark;

          (q) issued or sold or committed to issue or sell any shares of Benchmark's capital stock or other securities or other ownership interests in Benchmark; or

          (r) received a written communication from any customer which accounted for more than two percent (2%) of Benchmark's revenues for the Business during the last full fiscal year to the effect that such customer does not intend to continue to purchase merchandise from Benchmark.

     5.3) Risk of Loss. Prior to completion of the Closing, the risk of loss or destruction to any of Benchmark's assets shall be that of Aweida. In the event of damage or destruction of any of Benchmark's assets, Aweida shall replace such damaged or destroyed assets with similar assets of equal value and shall use any insurance proceeds received for such damage to make such replacements.

     5.4) Preserve Accuracy of Representations and Warranties. Aweida shall refrain from taking any action, except with the prior written consent of Zomax, which would render any representation, warranty or agreement of Aweida in this Agreement inaccurate or breached as of the Closing. At all times prior to the Closing, Aweida will promptly inform Zomax in writing with respect to any matters that arise after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Exhibits. Aweida promptly will notify Zomax in writing of all lawsuits, claims, proceedings and investigations that may be threatened, brought, asserted or commenced against Benchmark or Benchmark's officers or directors involving the transaction contemplated by this Agreement or which might have a material adverse impact on the Business.

     5.5) No Solicitation of Other Offers. Aweida agrees that, prior to Closing Date or the termination of this Agreement pursuant to Section 7.4 below neither Aweida nor any of Aweida's representatives will solicit from any other person any offer, inquiry or proposal with respect to the sale, merger or other acquisition of Benchmark or of all or any portion of Benchmark's assets. Aweida will promptly notify Zomax of any such offer, inquiry or proposal received by Aweida or Aweida's representatives.


                                   ARTICLE 6.
                            POST CLOSING OBLIGATIONS

     6.1) Restrictive Covenants. Aweida covenants and agrees as follows:

          (a) Covenant Not to Compete. Aweida agrees not to engage in competition with the currently existing businesses of Zomax or Benchmark anywhere in the United States of America, Canada or Mexico (the "Territory") for a period of five (5) years subsequent to the Closing Date. This covenant of noncompetition shall be interpreted to prohibit, without limiting the generality of the foregoing, Aweida from serving as a more than five percent (5%) shareholder, partner, director, officer, employee, agent of or independent contractor to, any person or entity which directly competes in the Territory with Zomax or Benchmark in their currently existing business.

          (b) Solicitation of Benchmark or Zomax Employees. Aweida agrees not to solicit any Benchmark or Zomax employees, either directly or indirectly, to leave the employment of Benchmark or Zomax for a period of five (5) years subsequent to the Closing Date.

          (c) Injunctive Relief and Reasonableness. Zomax and Aweida stipulate and agree that the remedy at law for breach of the restrictive covenants would be inadequate and that Zomax shall be entitled to injunctive relief to enforce the covenant not to compete and the non-solicitation covenant. Zomax and Aweida further stipulate and agree that the prohibitions contained herein are reasonable as to time and area, and they specifically waive any objection to the reasonableness of said prohibitions.

          (d) Payment of Severance. Aweida agrees to assume all obligations of Benchmark relating to the Severance Agreement dated February 13, 1997 between the Benchmark and Thomas Neitzke, to hold Benchmark and Zomax harmless, and to pay any and all amounts hereafter owing to Thomas Neitzke pursuant to such Severance Agreement.

     6.2) Covenants. Zomax covenants and agrees that it will cause Benchmark to send quarterly statements of accrued Revenues (determined in accordance with Section 2.2(b) above) to Aweida.


                                   ARTICLE 7.
                CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION

     7.1) Conditions to Obligations of Zomax to Proceed on the Closing Date. The obligations of Zomax to proceed on the Closing Date shall be subject at its discretion to the satisfaction, on or prior to the Closing, of all of the following conditions:

          (a) Truth of Representations and Warranties and Compliance with Obligations. The representations and warranties of Aweida herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. Aweida shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. Aweida shall have delivered to Zomax a certificate in form and substance satisfactory to Zomax dated as of the Closing Date and executed by Aweida to all such effects.

          (b) Opinion of Counsel. Zomax shall have received a duly executed opinion letter from Aweida's legal counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Zomax and its counsel, to the effect that:

               (i) Benchmark is a corporation duly organized and validly existing and in good standing in the State of Colorado has all necessary corporate power to own the property it now owns and to operate its business as it is now operated; and is qualified to do business and is in good standing in the States of Minnesota, Indiana and Florida and in all other states in which qualification is required by the nature of the Business.

               (ii) To the best of such counsel's  knowledge,  after  reasonable inquiry, this Agreement and all collateral documents have been duly and validly authorized, executed and delivered by Aweida constitute the valid and binding obligations of Aweida, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, and are sufficient to convey and vest in Zomax all right, title and interest in the Benchmark shares;

               (iii)To the best of such counsel's  knowledge,  after  reasonable inquiry, Aweida owns one hundred percent (100%) of the shares of all classes of capital stock of Benchmark which are issued and outstanding; there are no existing rights, plans, options, warrants, conversion rights or agreements for the purchase or acquisition from Benchmark of any shares of its capital stock except as set forth in the Stock Purchase Agreement; and Aweida's has all requisite power and authority (without consent or approval of any other party) to execute and to carry out his obligations under this Agreement;

               (iv) To the best of such counsel's  knowledge,  after  reasonable inquiry, no suit, action, arbitration, legal or administrative proceeding, or any governmental investigation, is pending or threatened against Benchmark, or any of their businesses or properties;

               (v) Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, will constitute:

                           (1) To the best of such counsel's knowledge, after reasonable inquiry, a violation of Benchmark's Articles of Incorporation or Bylaws, or, to the best of such counsel's knowledge, after reasonable inquiry, a default (or an event which with notice or lapse of time or both will constitute a default) under, or
                                    violation   or  breach  of,   any   material
                                    indenture,    license,    lease,   mortgage,
                                    instrument, or other agreement to which Benchmark is a party, or by which its properties may be bound;

                           (2) To the best of such counsel's knowledge, after reasonable inquiry, require the affirmative consent or approval of any third party except as disclosed in Exhibit 3.26(b); or

                           (3) To the best of such counsel's knowledge, after reasonable inquiry, an event which would result in the creation or imposition of any lien, charge, or encumbrance on any of the Benchmark Shares; and

               (vi) To the best of such counsel's  knowledge,  after  reasonable inquiry, Aweida has good and marketable title to the Benchmark Shares free and clear of all liens, encumbrances, charges, and third-party claims or interests whatsoever;

          (c) Required Consents. Benchmark shall have obtained the consent or approval of each person whose consent or approval Zomax reasonably believes is required in connection with this Agreement; including, without limitation, consent of all licensing and governmental authorities required to assign the Licenses and Permits.

          (d) Delivery of Documents. Aweida shall have delivered all documents required to be delivered at Closing pursuant to Section 8.2 hereof.

          (e) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated by this Agreement, and no investigation that may result in any such suit, action or other proceeding shall be pending or threatened.

          (f)  Intentionally Omitted.

          (g) Verification of Accounts Receivable. Zomax shall have obtained, to its satisfaction, confirmation of the accounts receivable owed to Benchmark by its customers.

          (h) Review of Tax Returns. Zomax shall have had the opportunity prior to the Closing Date to review all of Benchmark's state and federal income tax returns. Zomax shall be satisfied that there are no undisclosed liabilities for taxes, penalties or interest on those returns not yet audited by the respective taxing authorities or on those returns which may yet be audited.

          (i) Cancellation of Severance Agreements. Aweida shall have cancelled all severance agreements of Benchmark for Benchmark employees other than the Severance Agreement for Tom Neitzke.

          (j) Cancellation of Options and Warrants. Aweida shall have cancelled all outstanding options and warrants to purchase shares of capital stock of Benchmark.

     7.2) Conditions to Obligation of Aweida to Proceed on the Closing Date. The obligation of Aweida to proceed on the Closing Date shall be subject to the satisfaction, on or before the Closing, of the following conditions:

          (a) Truth of Representations and Warranties and Compliance with Obligations. The representations and warranties of Zomax herein contained shall be true in all material respects on the Closing Date with the same effect as though made at such time. Zomax shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. Zomax shall have delivered to Aweida a certificate of Zomax in form and substance reasonably satisfactory to Aweida dated as of the Closing Date and executed by the President of Zomax to all such effects.

          (b) Opinion of Counsel. Aweida shall have received a duly executed opinion letter from Zomax's legal counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Aweida and its counsel, to the effect that:

               (i) Zomax is a corporation duly organized and validly existing and in good standing in the State of Minnesota and has all necessary corporate power to own the property it now owns and to operate its business as it is now operated;

               (ii) This Agreement and all  collateral  documents have been duly and validly authorized, executed and delivered by Zomax, constitute the valid and binding obligations of Zomax, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

               (iii)Neither the  execution nor delivery of this  Agreement,  nor the consummation of the transactions contemplated in this Agreement, will, constitute a violation of Zomax's Articles of Incorporation or Bylaws, or, to the best of such counsel's knowledge, after reasonable inquiry, a default (or an event which with notice or lapse of time or both will constitute a default) under, or violation or breach of, any indenture, license, lease, mortgage, instrument, or other agreement to which Zomax is a party, or by which its properties may be bound; or require the affirmative consent or approval of any third party except as disclosed in
                    Exhibit 3.26(b).

          (c) Delivery of Documents. Zomax shall have delivered all documents required to be delivered at Closing pursuant to Section 8.3 hereof.

     7.3) THIS SECTION INTENTIONALLY LEFT BLANK.









     7.4  Termination  of  Agreement.   This  Agreement  and  the   transactions
contemplated herein may be terminated at or prior to the Closing Date as follows:

          (a)  By mutual written consent of all parties.

          (b) By Zomax pursuant to written notice delivered at or prior to the Closing if Aweida has failed in any material respect to satisfy all of the conditions to Closing set forth in Section 7.1.

          (c) By Aweida pursuant to written notice delivered at or prior to the Closing if Zomax has failed in any material respect to satisfy the conditions set forth in Section 7.2.

          (d) By either party pursuant to written notice delivered at or prior to the Closing if the Closing shall have not occurred by April 11, 1997, for any reason other than the refusal or failure of the terminating party to meet its obligations under this Agreement.

     7.5) Consequences of Termination. In the event of termination of this Agreement, Aweida and Zomax each will return to the other all documents and materials obtained from the other in connection with the transaction contemplated by this Agreement and will use all reasonable efforts to keep confidential any nonpublic information about the other party obtained pursuant to this Agreement. Zomax and Aweida shall each be entitled to exercise any rights and remedies available to them by law.

                                   ARTICLE 8.
                                     CLOSING

     8.1) Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall be held at the offices of Fredrikson & Byron, P.A., on March 31, 1997, at 10:00 a.m. local time.

     8.2) Documents Delivered by Aweida. At the Closing, Aweida shall deliver the following documents, duly executed as appropriate, to Zomax:

          (a)  All  certificates,   schedules,   exhibits,  and  attachments  in
               completed form and specifying the information required by the provisions of this Agreement.

          (b) Articles of Incorporation of Benchmark certified by the Colorado Secretary of State.

          (c)  Bylaws of Benchmark certified by Benchmark's Secretary.

          (d) Certificates of Good Standing for Benchmark dated no earlier than ten (10) days prior to the Closing Date, certified by the Minnesota, Indiana, Florida and Colorado Secretaries of State; provided, the Certificate from the Secretary of State of Colorado must be dated no earlier than thirty (30) days prior to the Closing Date.

          (e)  Stock   certificates   representing  the  Benchmark  Shares  duly
               endorsed for transfer to Zomax.

          (f)  An opinion letter referred in Section 7.1(b).

          (g)  The certificate referred to in Section 7.1(a).

          (h)  Copies  of  all  agreements   terminating   severance  agreements
               pursuant to Section 7.1(i) above.

          (i)  Copies  of  all   agreements  or   documentation   regarding  the
               termination of options and warrants pursuant to Section 7.1(j) above.

          (j)  Resignation of the members of Benchmark's Board of Directors.

     8.3) Documents Delivered by Zomax. At the Closing, Zomax delivered the following documents, duly executed as appropriate, to Aweida:

          (a)  The certificate referred to in Section 7.2(a).


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



          (b) Certified copies of corporate resolutions of Zomax authorizing it to enter into the transactions contemplated herein.

          (c)  An opinion letter referred to in Section 7.2(b).

          (d) Check or funds from Zomax made payable to Aweida in the amount of $1.00.

          (e) Wire transfer of funds from Zomax to Aweida in the amount of $1,000,000 plus accrued interest thereon in the amount of $9,369.86.


                                   ARTICLE 9.
                                 INDEMNIFICATION

     9.1)  Indemnification  by Aweida.  Subject to the  limitations set forth in
Section 9.2 below, Aweida shall indemnify and hold Zomax harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Zomax may suffer or incur in connection with any of the following matters:

          (a) Any claim demand, action or proceeding asserted by a creditor of Benchmark or Aweida or any other person respecting liabilities of Aweida or liabilities of Benchmark not specifically disclosed herein.

          (b) The breach by Aweida of any of his representations, warranties or covenants contained in this Agreement.

          (c) Any claim, demand, action or proceeding asserted by Thomas M. Neitzke, Vice President and Chief Financial Officer of Benchmark, pursuant to a Severance Agreement dated February 3, 1997, a copy of which is attached hereto as Exhibit 9.1(c).

     9.2) Limitation of Liability.

          (a) Zomax shall not assert any claim under Sections 9.1(a) and (b) and 9.5 unless and until all such claims under Section 9.1 above exceed an aggregate of $25,000.

          (b) Zomax shall assert any claim under Section 9.1(b) above within two years from the Closing Date or be forever barred from asserting such claim.

          (c)  The rights of Zomax with  respect  to any  claims  arising  under
               Section 9.1 above shall be limited to recovery of actual losses, costs and expenses

               (including reasonable attorney fees) and no recovery shall exceed
               the  aggregate   amount  of   $1,000,000,   plus  the  Additional
               Consideration.

     9.3)  Indemnification  by Zomax.  Subject to the  limitations  set forth in
Section 9.4 below, Zomax shall indemnify and hold Aweida harmless at all times from and after the date of this Agreement, against and in respect of all damages, losses, costs and expenses (including reasonable attorney fees) which Aweida may suffer or incur in connection with any of the following matters:

          (a)  Any claim, demand, action or proceeding asserted by a creditor of
               Benchmark   or  Zomax   respecting   liabilities   of   Benchmark
               specifically assumed by Zomax pursuant to this Agreement.

          (b) The breach by Zomax of any of its representations, warranties or covenants contained in this Agreement.

     9.4) Limitation of Liability.

          (a) Aweida shall not assert any claim under Sections 9.3 and 9.5 unless and until all such claims under Section 9.3 above exceed an aggregate of $25,000.

          (b) Aweida shall assert any claim under Section 9.3(b) above within two years from the Closing Date or be forever barred from asserting such claim.

          (c)  The rights of Aweida  with  respect to any claims  arising  under
               Section 9.3 above shall be limited to recovery of actual losses, costs and expenses (including reasonable attorney fees) and no recovery shall exceed the aggregate amount of $1,000,000, plus the Additional Consideration.

     9.5) Third Party Claims. If a claim by a third party is made against any of the indemnified parties, and if any of the indemnified parties intends to seek indemnity with respect to such claim under this Article, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the indemnified party shall cooperate with the indemnifying party in connection with such efforts; provided that: (i) the indemnifying party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party pursuant to this

Article; provided, however, that in no event shall the indemnification of claims pursuant to this Section 9.5 exceed the aggregate amount of $1,000,000 plus the Additional Consideration. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity under this Article that such party elects to undertake the defense of such claim, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of the indemnified party's exclusive discretion at the expense of the indemnifying party.

     9.6) Set Off. In the event Aweida fails to pay when due any claim Zomax may have for indemnification pursuant to this Article or otherwise, Zomax may, in addition to any other remedies to which Zomax may be entitled, set-off an amount equal to Zomax's claim against the amounts owed by Zomax to Aweida as Additional Consideration pursuant to Section 2.2(b) above.


                                   ARTICLE 10.
                                     GENERAL

     10.1) Further Documents and Assurances. At any time and from time to time after the Closing Date, each party shall, upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

     10.2) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered; when deposited, if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth at the beginning of this Agreement; or when sent by facsimile, if sent to the facsimile number set forth at the beginning of this Agreement. Addresses and facsimile numbers may be changed by written notice given pursuant to this Section, however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the U.S. mails or when actually received, whichever occurs first.

     10.3) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns.

     10.4) Headings. The descriptive headings of the several Articles and Sections of this Agreement and of the several Exhibits to this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


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



     10.5) Expenses. Each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants and financial consultants incurred through the Closing Date; provided however, Benchmark shall pay up to $10,000 of the expenses of Aweida in connection with this Agreement.

     10.6) Brokers' Commissions. Aweida and Zomax each represent and warrant to the other that they/it have/has not engaged any broker or finder in connection with the transaction described herein. Each party agrees to indemnify and hold the other party harmless for any breach of this representation and warranty.

     10.7) Entire Agreement; Modification and Waiver. This Agreement, together with the Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements (including the letter of intent dated as of February 27, 1997) whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

     10.8) Public Announcement. In the event either party to this Agreement proposes to issue any press release or public announcement concerning, or otherwise divulge, any provisions of this Agreement or the transaction contemplated by this Agreement, such party shall so advise the other party, and the parties shall after such advice use their best efforts to cause a mutually agreeable release or announcement to be issued.

     10.9) Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of laws and rules thereof. All disputes, controversies or differences arising out of or in connection with this Agreement or the making thereof, including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be finally settled by binding arbitration pursuant to the Rules of Commercial Arbitration of the American Arbitration Association then in effect, except as specified herein and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be held in Minneapolis, Minnesota. The arbitration shall be conducted by a single arbitrator selected by the parties. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business litigation for at least 10 years. In the event that the parties are unable to agree on an arbitrator, the arbitrator shall be selected by the American Arbitration Association. The hearings shall be conducted on an expedited schedule. They shall commence no later than 20 days after initiation of proceedings and shall be completed within 20 days, and the arbitrator shall make the award within 10 days of the close of the hearings. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Minnesota could order or grant, including, without limitation, equitable remedies, specific performance of any obligation created under this Agreement, the awarding of punitive damages, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process.










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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in the manner appropriate to each, all as of the day and year first above written.

                                   ZOMAX OPTICAL MEDIA, INC.



                                   By /s/James T. Anderson
                                       Its Chief Executive Officer


                                      /s/ Jesse I. Aweida
                                          Jesse I. Aweida

                                    EXHIBITS


         Number                     Title

          2.2(b)                    Benchmark Customers
          3.3                       Capitalization
          3.4                       Aweida's Shares
          3.5                       Subsidiaries
          3.7(a)                    Tax Returns
          3.7(c)                    Tax Payments
          3.8                       Title to Assets
          3.9                       Location of Assets
          3.10                      Tangible Personal Property
          3.11                      Trademarks
          3.12                      Patents and Technology
          3.13                      Accounts Receivable
          3.14                      Inventory
          3.15                      Licenses and Permits
          3.16                      Real Estate
          3.17                      Leases
          3.18(a)                   Material Contracts
          3.18(b)                   Employee Plans
          3.18(c)                   Employee Matters
          3.18(d)                   Breaches
          3.19                      Related Party Transactions
          3.20                      Predominant Customers
          3.21                      Changes in Customers
          3.22                      Product Liability Claims
          3.23                      Insurance
          3.24                      Litigation
          3.26(b)                   Consents
          5.2                       Prohibited Transactions
          9.1(c)                    Severance Agreement

                                     - 28 -